Exhibit 5.1
Our ref MAA/787816-000001/76682709v2
Arqit Quantum Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands
8 December 2023
Arqit Quantum Inc.
We have acted as Cayman Islands counsel to Arqit Quantum Inc. (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”) relating to the registration of an additional 11,226,753 ordinary shares of the Company of a par value of US$0.0001 each, (the “Shares”), to be issued in connection with the granting of certain awards under the Arqit Quantum Inc. 2021 Incentive Award Plan, as amended from time to time (the “Plan”).
1 Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:
1.1	The certificate of incorporation dated 26 April 2021 and the amended and restated memorandum of association of the Company adopted on 2 September 2021 (the “Memorandum and Articles”).
1.2
The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 30 August 2021 (the “2021 Meeting”) and 12 October 2023 (the “2023 Meeting”, and together with the 2021 Meeting, the “Meetings”), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).
1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).
1.5	The Plan.
1.6	The Registration Statement.

2 Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:
2.1	The Plan has been or will be authorised by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2
The Plan is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of Cayman Islands law as the governing law of the Plan has been made in good faith.
2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5	All signatures, initials and seals are genuine.
2.6
The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
2.8
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plan.

2.9
No monies paid to or for the account of any party under the Plans or any property received or disposed of by any party to the Plans in each case in connection with the Plans or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively.

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.
2.11	The Company will receive or has received money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than their par value.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3 Opinions
Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plan have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan or the exercise of the Options for the consideration fixed thereto and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that all of the consideration is received by the Company) will be fully paid and non-assessable.

4 Qualifications
The opinions expressed above are subject to the following qualification:
4.1
As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).  Once the register of members has been updated to reflect the issuance of the Shares, the shareholders recorded in the register of members will be deemed to have legal title to the Shares set against their respective name and such shares may be transferrable in accordance with the Memorandum and Articles.

4.2
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3
In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
We express no view as to the commercial terms of the Plans or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Plans and express no opinion or observation upon the terms of any such document.
This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement.  This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP